Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-8  pertaining to the 2018 Amended and Restated Stock Option Plan  and the 2020 Omnibus Equity Incentive Plan of Trillium Therapeutics Inc. and to the incorporation by reference therein of our report dated March 5, 2020 with respect to the consolidated financial statements of Trillium Therapeutics Inc., included in its Annual Report on Form 40-F for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Toronto, Canada,	Chartered Professional Accountants
December 10, 2020	Licensed Public Accountants